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                                                                  EXHIBIT 10.70



                               SEVERANCE AGREEMENT

               This SEVERANCE AGREEMENT (the "Agreement"), made and entered into as of the 31st day of December, 1999, by and among Prison Realty Trust, Inc., a Maryland corporation, whose principal place of business is located at 10 Burton Hills Blvd., Suite 100, Nashville, Tennessee 37215 (the "Company"), Corrections Corporation of America, a Tennessee corporation, whose principal place of business is located at 10 Burton Hills Blvd., Nashville, Tennessee 37215 ("CCA"), and Michael W. Devlin, an individual currently residing in Nashville, Davidson County, Tennessee (the "Executive").

                                   WITNESSETH:

               WHEREAS, the Executive is currently serving as a member of the Board of Directors of the Company (the "Board") and Chief Operating Officer of the Company; and

               WHEREAS, the Executive has decided to voluntarily resign as an officer and employee of the Company and as a member of the Board, effective as of December 31, 1999 (the "Resignation Date").

               NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the Company and the Executive hereby agree as follows:

               1. Resignation. The Executive shall resign as an officer and employee of the Company and as a member of the Board as of the Resignation Date. The Executive and the Company agree that, effective as of the Resignation Date, any and all existing employment agreements with the Company shall be terminated and cease to have any effect whatsoever notwithstanding any survival or saving clauses therein contained, other than with respect to amounts payable to the Executive thereunder prior to the Resignation Date which remain unpaid, and this Agreement shall control any and all matters relating to the Executive's employment and termination thereof following the Resignation Date.

               2. Certain Benefits.

               (a) In consideration of the Executive's valued service to the Company, the Company shall pay the Executive, on the Resignation Date, a lump-sum cash payment of $233,750, representing amounts which would otherwise be payable to the Executive pursuant to an Employment Agreement, dated as of June 1, 1997, by and between the Executive and CCA Prison Realty Trust, a Maryland real estate investment trust and predecessor in interest to the Company, the net proceeds of which, less any amounts required to be withheld therefrom by the Company for income and employment tax purposes, shall be used to immediately repay a portion of the promissory notes dated May 18, 1999, May 28, 1999 and July 6, 1999, evidencing the indebtedness of the Executive to the Company in the aggregate face amount of $1,000,000 made under the Prison Realty Corporation Executive Equity Loan Plan (the "Plan") and the terms of the Plan (the "Loan").


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               (b) On the Resignation Date, CCA shall repurchase from the
Executive one hundred fifty thousand (150,000) shares of the voting common stock of CCA (representing 75% of the Executive's ownership interest in CCA) for $300,000 in cash, which represents the economic value that the remaining shareholders of CCA will receive in the Combination (as defined in Section 2(c) below), the proceeds of which shall be used to immediately repay a portion of the remaining Loan.

               (c) Immediately prior to the closing of the merger of CCA with and into a wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Merger (the "Agreement and Plan of Merger"), dated as of December 26, 1999, by and between the Company, CCA Acquisition Sub, Inc., PMSI Acquisition Sub, Inc., and JJFMSI Acquisition Sub, Inc., each a Tennessee corporation and a wholly-owned subsidiary of Prison Realty, CCA, Prison Management Services, Inc., a Tennessee corporation ("PMSI"), and Juvenile and Jail Facility Management Services, Inc., a Tennessee corporation ("JJFMSI") (the "Combination"), the Executive shall sell to the Company, and the Company shall purchase from the Executive, fifty thousand (50,000) shares of the voting common stock of CCA (representing the remaining portion of the Executive's ownership interest in CCA) for $100,000, which represents the economic value that the remaining shareholders of CCA will receive in the Combination, the proceeds of which shall be used to immediately repay a portion of the remaining balance of the Loan; provided, however, that the obligation of the parties hereto to consummate such purchase and sale of the Executive's interest in CCA shall be subject to the satisfaction of the conditions set forth in Sections 6.01, 6.02 and 6.05 (except for the conditions set forth in Sections 6.02(i) and (j) and 6.05(d)) of the Agreement and Plan of Merger.

               (d) Upon the Resignation Date, the terms of the Plan and Loan shall be amended by this Agreement such that immediately following the Resignation Date, the remaining balance of the Loan, as reduced by the payments set forth in Section 2(a) and Section 2(b) of this Agreement, including all interest accrued thereon as of December 31, 1999, shall be subject to the following: (i) interest only payments on the newly constituted Loan (the "New Loan") shall be due and payable on each of the first three anniversaries of the Resignation Date, with such interest to be accrued annually at a rate of two-hundred fifty (250) basis points over the thirty-day LIBOR rate in effect on such date, and (ii) 33-1/3% of the principal amount of the New Loan, and all accrued and unpaid interest thereon, shall become due and payable on each of the fourth, fifth and sixth anniversaries of the Resignation Date. Upon completion of the stock purchase described in Section 2(c) of this Agreement, the remaining balance of the New Loan shall be reduced by an additional $100,000, in accordance with Section 2(c) of this Agreement.

               3. Employee Benefits. Except as expressly provided herein, the Executive's rights under any employee benefit plan, policy or arrangement maintained by either the Company or CCA shall be unaffected by this Agreement, and such rights shall be determined under such plans, policies and arrangements. Under the terms of such plans, policies and arrangements, any stock options or similar rights which have not been exercised by the Executive, and any other




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grants or awards of stock or equity interests in which the Executive has not become vested, shall be terminated or forfeited to the Company.

               4. Release.

               (a) In consideration of the Company's execution of this Agreement, the Executive, for himself, and for his representatives, heirs, executors, administrators, agents, successors and permitted assigns, irrevocably and unconditionally releases, acquits and forever discharges the Company, CCA and their respective subsidiaries, affiliates, divisions, successors and assigns, officers, employees, directors, consultants, attorneys, agents or other associated entities of the Company or CCA (the "Released Parties"), with respect to and from any and all actions, causes of action, suits, debts, sums of money, attorneys' fees, costs, promises, damages, claims, grievances, arbitrations or demands whatsoever, known or unknown, in law or equity, by contract, or pursuant to statute, rule, code or regulation, which the Executive now has or has had from the beginning of the world until the full execution of this Agreement, expressly including, without limiting the generality of the foregoing, all claims arising out of or from or regarding or pertaining to any transaction, dealing, conduct, act or omission, or any other matters or things relating to the Executive's employment relationship (including his position as a director) and/or the termination of the employment relationship, based upon any contract, whether express or implied, or any allegation of illegal employment practices, or breach of any federal, state or local fair employment practice or equal opportunity law, or wage and hour law, as amended, including, but not limited to, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform Control Act, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, and the Occupational Safety and Health Act. The Executive intends that this Agreement shall irrevocably discharge the Released Parties to the maximum extent permitted by law. Notwithstanding the foregoing, nothing herein shall release the Released Parties or any successors or assigns thereof from the obligations set forth in this Agreement (specifically including the Company's obligations under Section 11 of this Agreement) or impair the right or ability of the Executive to enforce such provisions in accordance with the terms of this Agreement or pursue any claim for benefits due under any "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Released Parties with respect to any cause, matter or thing which is released by this Section 4(a) of this Agreement, this Section 4(a) may be raised as a complete bar to any such action, claim or proceedings.

               (b) In consideration of the Executive's execution of this Agreement, the Company and CCA, for themselves and for their subsidiaries, affiliates, divisions, successors and assigns, officers, employees, directors, consultants, attorneys, agents or other associated entities of the Company and CCA (the "Company Releasors"), agree to and do hereby irrevocably and unconditionally release, acquit and forever discharge the Executive, and his heirs, executors, and




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administrators (hereinafter collectively referred to as the "Employee
Releasees"), with respect to and from any and all actions, causes of action, suits, debts, sums of money, attorneys' fees, costs, promises, damages, claims, grievances, arbitrations or demands whatsoever, known or unknown, in law or equity, by contract, tort or pursuant to statute, rule, code or regulation, which the Company Releasors now have or have had from the beginning of the world until the full execution of this Agreement, relating to the Executive's employment relationship with the Company; provided, however, that nothing herein shall release the Employee Releasees from the obligation set forth in this Agreement (including the New Loan), or impair the right or ability of the Company to enforce such provisions in accordance with the terms of this Agreement. The Company Releasors acknowledge and agree that if they should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Employee Releasees with respect to any cause, matter or thing which is released by this Section 4(b) of this Agreement, this Section 4(b) may be raised as a complete bar to any such action, claim or proceedings.

                5. Confidential Information. The Executive acknowledges and agrees that all confidential or proprietary information, including but not limited to, trade secrets, standards, specifications, systems, customer lists, marketing plans and information, financial information, and all other information (collectively, the "Confidential Information"), and all other tangible or intangible items or ideas making up the Confidential Information owned or developed by the Company or CCA and the goodwill associated with them, which (i) has been obtained by the Executive as a result of his employment with the Company, and (ii) is not generally available to the public, shall remain the sole and exclusive property of the Company or CCA, shall not be used by the Executive for any purpose, and shall not be described or disclosed to any party or person without the express written consent of the Company or CCA. The Executive agrees that no copies will be retained of any written Confidential Information, documentary materials, computer hard drives, diskettes, and/or any other electronic storage devices to which the Executive has access in the course of his employment with the Company or CCA, except with the express written consent and permission of the Company or CCA.

        The Executive will return all Company or CCA property including, but not limited to, Confidential Information, written notes, photographs, memoranda and other similar items, keys, computers, diskettes, other electronic storage devices, and any copies made thereof, obtained in the course of his employment, to the Company or CCA, as the case may be, upon the Resignation Date.

               6. Confidential Nature of this Agreement; Non-disparagement. The Executive agrees that the terms of this Agreement shall remain strictly confidential and that there will be no statements (public or private) with respect to the Company, CCA or any other Released Party, or this Agreement. The Executive acknowledges that he has no basis for any negative statements against the Company, CCA or any other Released Party, and he agrees that he will not directly or indirectly make any negative or derogatory statements to any third parties, or imply any improper conduct regarding the Company, CCA or any other Released Party. The Executive




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hereby acknowledges and agrees that there are not, nor have there ever been, disagreements between the Company and the Executive regarding the Company's operations, policies or practices which could give rise to the disclosure of such disagreement by the Company in a Current Report on Form 8-K with the United States Securities and Exchange Commission.

               7. Effect of Breach. In the event that the Executive violates the provisions of this Sections 1 through 6 of this Agreement, such a violation will be deemed to constitute a material breach of this Agreement. Immediately after such a breach, the Company's obligations under this Agreement shall cease, and the Company shall be entitled to obtain injunctive and/or other appropriate relief in the event of said breach, including but not limited to accelerating the maturity entire principal amount of the New Loan, together with all accrued and unpaid interest thereon, with the effect that such that all such amounts shall become immediately due and payable.

               8. Termination of Lease Agreement as Condition to Company's Obligations. Notwithstanding any other provision of this Agreement, the Company shall not be required to perform its obligations under this Agreement until such time as the Company and DC Investment Partners, LLC, a Tennessee limited liability company ("DC Investment Partners"), and/or any affiliated entities, including, without limitation, Burton Hills Limited, L.P., a Tennessee limited partnership, and Four Corners Capital, LLC, a Tennessee limited liability company (collectively, the "Affiliated Entities"), have entered into an agreement of even date herewith relating to the termination of any and all agreements and understandings, whether written or oral, regarding the lease of rentable space in the building known as the Corrections Corporation of America Building, 10 Burton Hills Boulevard, Nashville, Tennessee 37215 by DC Investment Partners or its Affiliated Entities, specifically including, but not limited to, the lease of approximately 2,284 square feet of rentable space in such building, utilized by DC Investment Partners as its principal place of business, pursuant to that certain Lease Agreement, dated as of November 15, 1997, by and between the former Corrections Corporation of America, a Tennessee corporation and predecessor by merger to the Company, and DC Investment Partners.

               9. Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Tennessee, without regard to principles of conflicts of laws. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

               10. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's or CCA's case, attn.: Secretary) or twenty-four (24) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as registered or certified mail; addressed, in the case of the Executive, to him at 313 Lynwood Blvd., Nashville, Tennessee, 37205, and, in the case of the Company or CCA, to its corporate headquarters, attention of the Secretary, or to such other addresses as the Company, CCA and the



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Executive may designate in writing at any time or from time to time to the other party. In lieu of personal notice or notice by deposit in the U.S. mail, a party may give notice by facsimile transmission or telex.

               11. Resolution of Differences Over Breaches of Agreement. Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in Nashville, Tennessee in accordance with the rules then obtaining of the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

               12. Miscellaneous. Except as specifically provided herein, this Agreement constitutes the entire understanding between the Company and the Executive relating to the resignation of the Executive and cancels all prior written and oral agreements and understandings with respect to the subject matter of this Agreement, including any and all existing employment agreements with the Company notwithstanding any survival or saving clauses therein contained, other than with respect to amounts payable to the Executive thereunder prior to the Resignation Date which remain unpaid, and this Agreement shall control any and all matters relating to the Executive's employment and termination thereof following the Resignation Date. This Agreement may be amended only by a subsequent written agreement of the Executive and the Company. This Agreement shall be binding upon and shall inure to the benefit of the Executive, his heirs, executors, administrators, beneficiaries and assigns and shall be binding upon and shall inure to the benefit of the Company and its successors. This Agreement may not be assigned except by written agreement of the parties hereto or by operation of law and any assignor shall remain liable under this Agreement without giving effect to such assignment.

               13. Indemnification. The Company shall indemnify and hold the Executive harmless, to the fullest extent permitted by applicable state law, the charter or by-laws of the Company, or any contract obligating the Company to fully indemnify and hold the Executive harmless, with regards to actions or inactions in relation to the Executive's service as a director or officer of the Company prior to the Resignation Date and shall maintain, in respect of the Executive, directors and officers insurance coverage for the Executive which is no less favorable than that maintained from time to time for its executives and officers.

               14. Noncontravention. The Company represents that all corporate action necessary to enter into this Agreement has been taken, the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or charter, or any agreement to which it is a party, and this Agreement represents the binding obligation of the Company and is enforceable in accordance with its terms.




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               15. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

               16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the year and day first above written.



                                             PRISON REALTY TRUST, INC.


                                             By: /s/ Doctor R. Crants
                                                --------------------------------



                                             CORRECTIONS CORPORATION OF AMERICA



                                             By: /s/ Doctor R. Crants
                                                --------------------------------


                                               /s/ Michael W. Devlin
                                             -----------------------------------
                                                     MICHAEL W. DEVLIN





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